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                                  FORM U-7D/1A*
                        CERTIFICATE PURSUANT TO RULE 7(d)
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


        The undersigned hereby amends the Certificate previously filed on Form U-7D, as amended, under File No. 32-340 and certify that the Certificate, as amended, accurately summarizes as required, in the instructions thereto, the information requested as to the lease identified therein and the transactions for the financing thereof. The following numbered paragraph in the Certificate is hereby amended as set forth below. The other numbered paragraphs in the Certificate previously filed remain unchanged and unaffected.

10.      HOLDER OF BENEFICIAL INTEREST:

The beneficial interest held by Manufacturers Hanover Leasing Corporation has been transferred to the following company:

         Chase Leasing of Texas, Inc.
         c/o Texas Commerce Bank
         P.O. Box 2558, 11 TCBN
         Houston, Texas  77252

The other information under this numbered paragraph in the previously filed Certificate remains unchanged and unaffected.
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DATE EXECUTED: October 1, 1997

SIGNATURE OF HOLDER OF LEGAL TITLE:

                                               FIRST TRUST OF CALIFORNIA,
                                                 NATIONAL ASSOCIATION,
                                                 as Owner Trustee


                                               By /s/ James V. Myers
                                                 ----------------------
                                                 Name:  James V. Myers
                                                 Title: Vice Presisdent


SIGNATURE OF HOLDER OF BENEFICIAL INTEREST:

                                               CHASE LEASING OF TEXAS, INC.


                                               By /s/ John H. Bilello
                                                 ----------------------
                                                 Name:  John H. Bilello
                                                 Title: President